Exhibit 10.1

September 21, 2005

Jill Richling

16331 Content Circle

Huntington Beach, CA 92649

Dear Jill:

It is a pleasure to offer you the position of Vice President at Autobytel Inc. Please be reminded that our offer of employment is contingent upon completion of our background check and your reviewing and accepting the terms of our various pre-hire and new-hire documents, including the employee handbook, the Confidentiality Agreement, the Arbitration Agreement, the Securities Trading Policy, and the Code of Conduct and Ethics for Employees, Officers and Directors. Following is a summary of our offer:

Position:	Vice President

Semi-Monthly Rate:	$7,916.67 ($190,000.00 Annualized)

Hire Date:	TBD

Stock Options:	75,000 subject to applicable securities laws, and including standard three year vesting and accelerated vesting in the event of a Change of Control (as defined in Schedule I hereto).

Bonus Opportunity:	Target bonus opportunity is up to 25%, on an annual basis based on achievement of specified objectives. Specific objectives and plan details to be outlined in a separate document and incorporated herein by reference. Bonus will be prorated based upon actual time worked within the first year of employment.

Vacation Accrual:	Three (3) weeks per year

As a condition of employment, you will be required to sign the standard Employee Confidentiality Agreement and the Arbitration Agreement, which will apply during your employment with the Company and thereafter. Two originals of each of these agreements are enclosed for your review. Upon acceptance of this offer of employment, please sign and/or date in the designated areas, and return two signed originals of each directly to me. Mike Schmidt, Autobytel Inc.’s EVP, Chief Financial Officer, will then sign and return one complete package to you for your records.

Enclosed you will also find information regarding our benefits package. Please review the information, fill out as much as possible, and bring it with you on your first day of employment. If you have any questions or concerns they will be addressed during your new hire orientation or you may contact Terry Brennan at (949) 862-3058.

The Immigration Reform and Control Act of 1986 requires all new associates to provide proof of citizenship and/or right to work documentation within three (3) days from the commencement of employment. A list of acceptable documents is enclosed. Please bring documents to verify employment eligibility on your first day of work.

Autobytel Inc.	1	Offer Letter

The provisions of this letter are severable which means that if any part of the letter is legally unenforceable, the other provisions shall remain fully valid and enforceable. This letter sets forth our complete understanding regarding the matters addressed herein and supersedes all previous agreements or understandings between you and the Company, whether written or oral.

Jill, while we sincerely hope your employment relationship with Autobytel Inc., will be mutually rewarding, we want to be clear that by our policy, your employment is “at will” and there is no express or implied contract of employment for a specified period of time. This means that you may resign at any time without notice and that Autobytel Inc. may terminate your employment at any time without cause, subject to the severance arrangements specified in Schedule I hereto. Our at-will employment policy may not be changed except by an explicit written agreement signed by both you and the President and CEO of Autobytel Inc. This policy supersedes any prior written or oral communications to the contrary.

In addition, Autobytel requires that you comply with all terms of any employment agreement that you may have with your current or former employer, Finova Capital Corp. (“Finova”). Specifically, Autobytel expects that you will comply with any notification requirements of any agreement with Finova, and Autobytel will adjust your start date accordingly to accommodate any required notice period.

Autobytel further expects that you will comply with any confidentiality provisions of any agreement with Finova. Moreover, and regardless of whether you have a written agreement with Finova, Autobytel does not want you to disclose to us or provide copies of any confidential, proprietary or trade secret information from Finova. This offer shall expire 7 days from date of issue. Please indicate acceptance of our offer by signing and returning the enclosed copy of this letter. By signing this offer letter you also will be acknowledging that you are not relying on any promises or representations other than those set forth above in deciding to accept this conditional offer of employment. You may fax a signed copy, if you wish, to our confidential fax at (949) 862-1324. Feel free to call if you have questions. We look forward to having you join the Autobytel Inc. team.

/s/ Jill Richling
Jill Richling

Projected Start Date

Best regards,
Autobytel Inc.

/s/ Mark Ernst
Mark Ernst
V.P., Human Resources

Autobytel Inc.	2	Offer Letter

Schedule I

“Change of Control” shall be defined as the occurrence of any of the following: (i) the consummation of the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation but not including any public offering) in one or a series of related transactions of all or substantially all of the assets of the Company taken as a whole to any person (a “Person”) or group of Persons acting together (a “Group”) (other than any of the Company’s wholly-owned subsidiaries or any Company employee pension or benefits plan), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transactions (including any stock or other purchase, sale, acquisition, disposition, merger, consolidation or reorganization, but not including any public offering) the result of which is that any Person or Group (other than any of the Company’s wholly-owned subsidiaries or any Company employee pension or benefits plan), becomes the beneficial owner of more than 40 percent of the aggregate voting power of all classes of stock of the Company having the right to elect directors under ordinary circumstances; or (iv) the first day on which a majority of the members of the board of directors of the Company (the “Board”) are not individuals who were nominated for election or elected to the Board with the approval of two-thirds of the members of the Board just prior to the time of such nomination or election.

In the event of your termination by the Company without Cause (as defined below) or by you for Good Reason (as defined below), you shall be entitled to a severance payment equal to six month’s base salary at the highest rate paid to you while employed by the Company and Benefits (as defined below) for six months following termination.

As used herein, the term “for Cause” shall refer to the termination of your employment as a result of any one or more of the following: (i) any conviction of, or pleading of nolo contendre by, you for any crime or felony; (ii) any willful misconduct by you which has a materially injurious effect on the business or reputation of the Company; (iii) your gross dishonesty which has a materially injurious effect on the business or reputation of the Company; (iv) failure to consistently discharge your duties which failure continues for thirty (30) days following written notice from the Company detailing the area or areas of such failure; or (v) violation of Company policies of a serious nature, examples of which include but are not limited to: discrimination or harassment tied to race, color, gender, age, national origin, sexual orientation, disability, medical condition, marital status, veteran status, or religion; theft; falsification of Company records; being under the influence or in the possession of illegal drugs or controlled substances on Company property; possession of fire arms or other weapons or explosives on Company property; or similar serious violations of Company policies. For purposes hereof, no act or failure to act, on your part, shall be considered “willful” if it is done, or omitted to be done, by you in good faith or with reasonable belief that your action or omission was in the best interest of the Company. You shall have the opportunity to cure any such acts or omissions (other than item (i) above) within fifteen (15) days of your receipt of notice from the Company finding that, in the good faith opinion of the Company, you are guilty of acts or omissions constituting “Cause”.

The term termination “without Cause” shall mean the termination of your employment for any reason other than (i) death, (ii) disability (as determined by the Company) or (iii) those reasons expressly set forth in the definition “for Cause” above, or no reason at all, and shall also mean your decision to terminate your employment with the Company by reason of any act, decision or omission by the Company or the Board that materially reduces your salary or your authority, functions or duties (each a “Good Reason”).

“Benefits” shall mean participation, including eligible dependents, in any Company medical, dental or other health plans.

Autobytel Inc.	3	Offer Letter